Eastman Announces First-Quarter 2010 Financial Results

KINGSPORT, Tenn., April 22, 2010 – Eastman Chemical Company (NYSE:EMN) today announced earnings of $1.37 per diluted share for first quarter 2010 versus $0.03 per diluted share for first quarter 2009. Excluding restructuring charges of $26 million, first-quarter 2009 earnings were $0.25 per diluted share. For reconciliations to reported company and segment earnings, see Tables 3 and 4 in the accompanying first-quarter 2010 financial tables.

"With volumes recovering and product mix improving, our first-quarter earnings demonstrated the strength of our core businesses," said Jim Rogers, president and CEO.  "The combination of these solid businesses and the strategic actions we have taken have positioned us well to take full advantage of the economic recovery."

(In millions, except per share amounts)	1Q2010	1Q2009
Sales revenue	$1,564	$1,129
Earnings per diluted share	$1.37	$0.03
Earnings per diluted share excluding restructuring charges*	$1.37	$0.25
Net cash provided by (used in) operating activities	$(225)	$82
Net cash provided by (used in) operating activities excluding impact of adoption of amended accounting guidance*	$(25)	$82

*For reconciliations to reported company and segment earnings and cash flows, see Tables 3, 4 and 5A in the accompanying first-quarter 2010 financial tables. See "Cash Flow" for explanation of the adoption of amended accounting guidance.

Sales revenue for first quarter 2010 was $1.6 billion, a 39 percent increase compared with first quarter 2009 primarily due to higher sales volume, a favorable shift in product mix, and higher selling prices.  The higher sales volume was due primarily to improved customer demand compared with the depressed levels in first quarter 2009 and the increase in selling prices was in response to higher raw material and energy costs.

Operating earnings in first quarter 2010 increased to $182 million compared with operating earnings of $51 million excluding restructuring charges in first quarter 2009.  Operating earnings increased due to higher sales volume and higher capacity utilization which led to lower unit costs and a favorable shift in product mix. In addition, higher selling prices mostly offset higher raw material and energy costs.  First-quarter 2010 operating earnings included $12 million in sales revenue from an acetyl license and were negatively impacted approximately $25 million by the previously announced outage at the company’s Longview, Texas, manufacturing facility.

Segment Results 1Q 2010 versus 1Q 2009

Coatings, Adhesives, Specialty Polymers and Inks – Sales revenue increased by 49 percent primarily due to higher sales volume and a favorable shift in product mix.  The higher sales volume was due to improved customer demand compared to the depressed levels in first quarter 2009.  The favorable shift in product mix was due to higher volumes in specialty polymers and specialty coalescents product lines due to the demand recovery in coatings markets, particularly in the Asia Pacific region.  Operating earnings in first quarter 2010 increased to $66 million compared with operating earnings of $21 million excluding restructuring charges in first quarter 2009.  The increase was due to higher sales volume and higher capacity utilization which led to lower unit costs and the favorable shift in product mix. Operating earnings were negatively impacted by higher raw material and energy costs and approximately $10 million by the outage at the company’s Texas manufacturing facility.

Fibers – Sales revenue increased by 3 percent primarily as a result of higher selling prices in response to higher raw material costs. Operating earnings in first quarter 2010 increased to $79 million compared with operating earnings of $73 million excluding restructuring charges in first quarter 2009. This increase was due to higher selling prices and higher capacity utilization for acetate yarn product lines.

Performance Chemicals and Intermediates – Sales revenue increased by 58 percent due to higher sales volume, higher selling prices and a favorable shift in product mix.  The higher sales volume was due to improved customer demand compared to the depressed levels in first quarter 2009.  The higher selling prices were primarily in olefin-based product lines in response to higher raw material and energy costs.  The favorable shift in product mix was due to increased sales volume in higher priced olefin derivative product lines and sales revenue from the acetyl license.  Operating earnings in first quarter 2010 increased to $37 million compared with an operating loss of $4 million excluding restructuring charges in first quarter 2009.  The increase was due to higher selling prices, higher sales volume and higher capacity utilization which led to lower unit costs, and the favorable shift in product mix including sales revenue from the acetyl license.  Operating earnings were negatively impacted by higher raw material and energy costs and approximately $12 million by the outage at the company’s Texas manufacturing facility.

Performance Polymers – Sales revenue increased by 22 percent due to higher selling prices and higher sales volume. The higher selling prices were primarily due to higher raw material and energy costs, particularly for paraxylene.  Sales volume increased due to improved operations of the IntegRex™-based PET facility.  Operating results were a loss of $13 million in first quarter 2010 compared with a loss excluding restructuring charges of $14 million in first quarter 2009 as higher selling prices and the favorable impact of improved IntegRex™ operations were mostly offset by higher raw material and energy costs.  First-quarter 2010 results were negatively impacted by continued difficult market conditions for PET in North America.

Specialty Plastics – Sales revenue increased by 59 percent due primarily to higher sales volume and a favorable shift in product mix.  The increase in sales volume was due to improved customer demand compared to the depressed levels in first quarter 2009 and the positive impact of growth initiatives for core copolyesters and Eastman Tritan™ copolyester product lines. The favorable shift in product mix was due to higher sales volume for cellulosic plastics sold into the LCD market.  Operating earnings in first quarter 2010 increased to $21 million compared with an operating loss of $13 million excluding restructuring charges in first quarter 2009.  The increase was due to higher sales volume and higher capacity utilization which led to lower unit costs and the favorable shift in product mix.

Cash Flow

Eastman used $225 million in cash from operating activities during first quarter 2010. Excluding the $200 million impact of the adoption of amended accounting guidance, Eastman used $25 million in cash from operating activities primarily due to increased accounts receivable from increased sales. In first quarter 2010, Eastman adopted amended accounting guidance for the transfers of financial assets which changed the financial statement presentation of activity under the company’s accounts receivable securitization program.  As a result, $200 million of receivables, previously accounted for as sold and removed from the balance sheet when transferred under the accounts receivable securitization program, are included on the first-quarter balance sheet as trade receivables, net.  This increase in receivables reduced cash from operations by $200 million in first quarter 2010.  Excluding the impact of the adoption of this amended accounting guidance, the company expects to generate free cash flow between $200 million and $300 million for full year 2010.  Free cash flow is defined as cash from operating activities minus capital expenditures and dividends.

Outlook

Commenting on the outlook for second quarter and full year 2010, Rogers said:  "During the first quarter, there were clear signs of a global recovery in our sales volume.  Looking forward, we expect to continue to benefit from improved sales volume and higher capacity utilization which results in lower unit costs.  We also expect raw material and energy costs to remain volatile.  As a result, we expect second quarter 2010 earnings per share to be between $1.50 and $1.60 per share.  In addition, due primarily to the combination of the stronger recovery in 2010 and the strategic actions we have taken, we expect full year 2010 earnings per share to be between $5.00 and $5.25." Any charges related to restructuring actions are excluded from earnings per share projections.

Eastman will host a conference call with industry analysts on April 23 at 8:00 a.m. EDT. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is (913) 312-1433, passcode number 1063974.  A web replay and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations.  A telephone replay will be available continuously from 11:00 a.m. EDT, April 23, to 11:00 a.m. EDT, May 3, at (719) 457-0820, passcode number 1063974.

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day.  Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions.  The company is committed to finding sustainable business opportunities within the diverse markets it serves.  A global company headquartered in Kingsport, Tenn., USA, Eastman had 2009 sales of $5 billion.  For more information, visit www.eastman.com.

Forward Looking Statements: This news release includes forward-looking statements concerning current expectations for global economic recovery, sales volumes, capacity utilization, unit costs, raw material and energy costs, and earnings per share for second quarter and full-year 2010. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-K filed for 2009 available, and the Form 10-Q to be filed for first quarter 2010 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

# # #

Contacts:

Media: Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

EASTMAN CHEMICAL COMPANY – EMN	April 22, 2010
5:00 PM EDT

FINANCIAL INFORMATION
April 22, 2010
For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), April 23, 2010.

EASTMAN CHEMICAL COMPANY – EMN	April 22, 2010
5:00 PM EDT

TABLE 1 – STATEMENTS OF EARNINGS

	First Quarter
(Dollars in millions, except per share amounts)	2010	2009

Sales	$1,564	$1,129
Cost of sales	1,243	950
Gross profit	321	179

Selling, general and administrative expenses	103	94
Research and development expenses	36	34
Asset impairments and restructuring charges, net	--	26
Operating earnings	182	25

Net interest expense	25	19
Other charges (income), net	6	4
Earnings before income taxes	151	2
Provision for income taxes	50	--
Net earnings	$101	$2

Earnings per share
Basic	$1.39	$0.03
Diluted	$1.37	$0.03

Shares (in millions) outstanding at end of period	72.4	72.6

Shares (in millions) used for earnings per share calculation
Basic	72.2	72.5
Diluted	73.3	72.9

EASTMAN CHEMICAL COMPANY – EMN	April 22, 2010
5:00 PM EDT

TABLE 2A – SEGMENT SALES INFORMATION

	First Quarter
(Dollars in millions)	2010	2009
Sales by Segment
Coatings, Adhesives, Specialty Polymers, and Inks	$373	$250
Fibers	267	259
Performance Chemicals and Intermediates	482	304
Performance Polymers	194	159
Specialty Plastics	248	157
Total Eastman Chemical Company	$1,564	$1,129

TABLE 2B – SALES REVENUE CHANGE

First Quarter 2010 Compared to First Quarter 2009
Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	49%	34%	3%	10%	2%
Fibers	3%	-- %	2%	1%	-- %
Performance Chemicals and Intermediates	58%	22%	19%	16%	1%
Performance Polymers	22%	6%	18%	(2) %	-- %
Specialty Plastics	59%	50%	(6) %	13%	2%

Total Eastman Chemical Company	39%	22%	8%	8%	1%

EASTMAN CHEMICAL COMPANY – EMN	April 22, 2010
5:00 PM EDT

TABLE 2C – SALES BY REGION

	First Quarter
(Dollars in millions)	2010	2009

Sales by Region
United States and Canada	$837	$671
Asia Pacific	334	210
Europe, Middle East, and Africa	276	178
Latin America	117	70
	$1,564	$1,129

TABLE 2D – SALES REVENUE CHANGE BY REGION

First Quarter 2010 Compared to First Quarter 2009
Change in Sales Revenue Due To
(Dollars in millions)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	25%	13%	9%	3%	-- %
Asia Pacific	60%	34%	9%	16%	1%
Europe, Middle East, and Africa	55%	28%	(1) %	22%	6%
Latin America	66%	46%	18%	2%	-- %

Total Eastman Chemical Company	39%	22%	8%	8%	1%

EASTMAN CHEMICAL COMPANY – EMN	April 22, 2010
5:00 PM EDT

TABLE 3 - OPERATING EARNINGS (LOSS) AND ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES, NET

	First Quarter
(Dollars in millions)	2010	2009
Operating Earnings (Loss) by Segment and Items
Coatings, Adhesives, Specialty Polymers, and Inks
Operating earnings	$66	$14
Asset impairments and restructuring charges, net (1)	--	7
Operating earnings excluding item	66	21

Fibers
Operating earnings	79	69
Asset impairments and restructuring charges, net (1)	--	4
Operating earnings excluding item	79	73

Performance Chemicals and Intermediates
Operating earnings (loss)	37	(10)
Asset impairments and restructuring charges, net (1)	--	6
Operating earnings excluding item	37	(4)

Performance Polymers
Operating loss	(13)	(18)
Asset impairments and restructuring charges, net (1)	--	4
Operating loss excluding item	(13)	(14)

Specialty Plastics
Operating earnings (loss)	21	(18)
Asset impairments and restructuring charges, net (1)	--	5
Operating earnings (loss) excluding item	21	(13)

Total Operating Earnings by Segment and Item
Total operating earnings	190	37
Total asset impairments and restructuring charges, net	--	26
Total operating earnings excluding item	190	63

Other (2)
Operating loss	(8)	(12)

Total Eastman Chemical Company
Total operating earnings	$182	$25
Total asset impairments and restructuring charges, net	--	26
Total operating earnings excluding item	$182	$51

(1) Includes severance costs for a reduction in force in first quarter 2009.
(2) Expenses not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating losses.

EASTMAN CHEMICAL COMPANY – EMN	April 22, 2010
5:00 PM EDT

TABLE 4 – OPERATING EARNINGS, EARNINGS, AND EARNINGS PER SHARE RECONCILIATION

EARNINGS PER DILUTED SHARE EXCLUDING CERTAIN ITEM

	First Quarter 2010
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Earnings After Tax	Earnings Per Diluted Share

As reported	$182	$151	$101	$1.37

	First Quarter 2009
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Earnings After Tax	Earnings Per Diluted Share

As reported	$25	$2	$2	$0.03

Certain Item:
Asset impairments and restructuring charges, net	26	26	16	0.22
Excluding item	$51	$28	$18	$0.25

EASTMAN CHEMICAL COMPANY – EMN	April 22, 2010
5:00 PM EDT

TABLE 5 – STATEMENTS OF CASH FLOWS

	First Three Months
(Dollars in millions)	2010	2009

Cash flows from operating activities
Net earnings	$101	$2

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	69	67
Provision (benefit) for deferred income taxes	16	(13)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(414)	5
(Increase) decrease in inventories	(58)	70
Increase (decrease) in trade payables	94	(17)
Increase (decrease) in liabilities for employee benefits and incentive pay	(45)	(55)
Other items, net	12	23

Net cash provided by (used in) operating activities	(225)	82

Cash flows from investing activities
Additions to properties and equipment	(31)	(110)
Proceeds from sale of assets and investments	4	24
Acquisitions of and investments in joint ventures	(18)	(20)
Additions to capitalized software	(2)	(2)

Net cash provided by (used in) investing activities	(47)	(108)

Cash flows from financing activities
Net increase in commercial paper, credit facility and other borrowings	2	6
Dividends paid to stockholders	(32)	(32)
Treasury stock purchases	(20)	--
Proceeds from stock option exercises and other items	12	5

Net cash used in financing activities	(38)	(21)

Effect of exchange rate changes on cash and cash equivalents	--	--

Net change in cash and cash equivalents	(310)	(47)

Cash and cash equivalents at beginning of period	793	387

Cash and cash equivalents at end of period	$483	$340

EASTMAN CHEMICAL COMPANY – EMN	April 22, 2010
5:00 PM EDT

TABLE 5A – NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES RECONCILIATION AND FREE CASH FLOW

	First Quarter
(Dollars in millions)	2010	2009

Net cash provided by (used in) operating activities	$(225)	$82
Impact of adoption of amended accounting guidance (1)	200	--
Net cash provided by (used in) operating activities excluding item	(25)	82

Additions to properties and equipment	(31)	(110)
Dividends paid to stockholders	(32)	(32)

Free Cash Flow	$(88)	$(60)

(1)
First quarter 2010 cash from operating activities reflected the adoption of amended accounting guidance for transfers of financial assets which resulted in $200 million of receivables, which were previously accounted for as sold and removed from the balance sheet when transferred under the accounts receivable securitization program, being included on the first quarter balance sheet as trade receivables, net.  This increase in receivables reduced cash from operations by $200 million in first quarter 2010.

TABLE 6 – SELECTED BALANCE SHEET ITEMS

	March 31,	December 31,
(Dollars in millions)	2010	2009

Current Assets	$1,877	$1,735

Net Properties and Equipment	3,167	3,110

Other Assets	604	670

Total Assets	$5,648	$5,515

Payables and Other Current Liabilities	$866	$800

Short-term Borrowings	4	--

Long-term Borrowings	1,603	1,604

Other Liabilities	1,606	1,598

Stockholders’ Equity	1,569	1,513

Total Liabilities and Stockholders’ Equity	$5,648	$5,515